Exhibit 10.31

100 Sunnyside Blvd., Woodbury, NY 11797 • Phone (516) 677-0200 • Fax (516) 714-1200 • Internet www.veeco.com

Personal & Confidential

March 13, 2006

Mr Benjamin Loh Gek Lim

Roppongi Hills Residence Unit B-3101

12-2, Roppongi 6-Chome, Minato-Ku

Tokyo 106-0032, Japan

EMPLOYMENT AGREEMENT AMENDMENT- SINGAPORE

Dear Mr Loh,

This Employment Agreement is an amendment to the December 9, 2005 agreement and sets forth the terms and conditions under which Veeco Asia Pte. Ltd (hereinafter called “the Company”) employs you as Senior Vice President and General Manager in APAC effective December 12, 2005 and under which you accept such employment with the Company.

1.              Reporting Relationship

You will report to the Executive Vice President Worldwide Sales in the U.S., or his/her designees, or to such other persons as the Company may notify you in writing.

It is understood and agreed that the Company shall have the right to reassign you to another position with the Company or one of its affiliates from time to time in the future.  The duties you will have in connection with any position to which you are assigned in the future, and your reporting responsibilities in such a position, will be communicated to you at the time you are advised of any new position.

2.              Place & Hours of Work

Your place of work will be Singapore. All of the authorities and duties to be performed by the Employee pursuant to this Agreement shall be performed within the APAC region. You agree that you will be required to travel outside the place of posting and to other places, both in China and abroad, as part of your work for the Company.  You also expressly agree that the Company may assign your employment agreement to any of the Company’s subsidiaries or affiliates, in Singapore or any other location, at the Company’s option, according to your capacities.

The normal work hours are from 9:00 a.m. to 6:00 p.m., from Monday to Friday inclusive, of which one (1) hour break is extended for lunch.  You may be required to work additional hours, over weekends or on public holidays as required by your job function and responsibilities and without additional compensation.

3.              Representations by Employee

You represent that, to the best of your knowledge, you have no contractual or other commitments to former employers or other entities which would restrict you from joining the Company or performing your regular job duties under this Agreement.   In case you breach this agreement without good cause, the Company will hold you liable for expenses and damages incurred in connection with your recruitment.

You also warrant that you will not, during your employment with the Company, improperly use or disclose any proprietary information or trade secrets belonging to any of your former employers or associates, and will not bring onto the premises of the Company any property of your former employers or associates, if any, unless consented to in writing by those former employers or associates.

4.              Remuneration

4.1                     You will be paid a Basic Salary of 42,060 Singapore Dollars (SGD) per month, payable monthly in arrears (or such other amounts as may from time to time be agreed in writing).  Thereafter, your basic salary shall be subject to annual review in accordance with Company policy, at the sole discretion of the Company.

4.2                     The Company pays a 13th Month Salary termed as the Annual Wage Supplement (AWS), at the end of the calendar year.  The AWS will be paid on a pro-rata basis for staff with less than one-year service only if they have completed their probation and are not serving any termination notice at the time the AWS is paid out.

4.3                     The Company will provide a monthly housing allowance to cover your actual housing expenses up to 7,010 (SGD) per month, upon receipt by the Company of proper documentation evidencing such expenditure. To the degree it is possible and preferable, the Company, in its sole discretion, may elect to name itself as the lessor of  such housing, providing you with this benefit without providing the allowance described above.

4.4                     The Company will also reimburse actual expenses associated with the education of your children (eligible dependents under age 18) with a monthly limit of 3,505 (SGD), upon receipt by the Company of proper documentation evidencing such expenditure.

4.5                     You will be eligible to participate in the Veeco Annual Management Bonus Plan with a target bonus of 50% of your annual base earnings based on Company and individual performance which is subject to Board of Director approval.  Details outlining your personal business objectives will be communicated to you following commencement of your employment.

4.6                     You will also be paid a monthly Transport Allowance of 4,085.58 (SGD), payable monthly together with your base salary.

4.7                     The payment of your salary, bonus and all allowances shall be subject to such statutory deductions as may be required in accordance with applicable legislation in force in Singapore from time to time.

4.8                     You will be personally responsible to file appropriate income tax returns and pay income tax to the Singapore tax authorities on the remuneration package paid to you under this Agreement.

5.              Sick & Hospitalization Leave

In the event of absence or lateness for whatever reason including illness, you shall promptly notify the Company on the first working day of absence.  In the case of absence due to illness greater than five (5) days, you shall provide the Company with a medical certificate from a registered physician certifying your incapacity.  In such circumstances, the Company reserves the right to have you examined by a doctor of its choice.

You will be entitled to take up to fourteen (14) working days paid sick leave during each year of service.  If not taken during the calendar year, these days will not be carried forward to the following year.

6.              Annual Leave

You shall be entitled to eighteen (18) days paid vacation leave for each and every full calendar year of employment to be taken at a time or time convenient to, and must be approved by the Company.  You will be allowed to carry forward up to a maximum of five (5) days annual leave to the following year.

7.              Employee Benefits

The Company will extend to you and the eligible dependents of your immediate family its personal medical, dental, hospitalization and accident insurance benefits as in effect on the date hereof for employees in similar positions.  These benefits are subject to our current plans and policy guidelines, the details of which will be made available to you following commencement of your employment.  In addition, you will be provided disability insurance (or economic protection/benefits comparable to disability insurance) in amounts and subject to conditions comparable to those afforded to employees of Veeco Instruments Inc., corporate parent of the Company, based in the United States of America.  While the Company presently intends to continue these benefits indefinitely, it reserves the right to amend, modify or discontinue them at any time.

8.              Expenses

The Company shall reimburse you for any expenses you incur while engaged in the business of the Company so long as they are reasonable, in the discretion of the Company, and in accordance with the Company’s expense reimbursement policies in effect from time to time, including the requirement to submit on a timely basis proper receipts or other evidence documenting such expenditures.

9.              Obligations & Conduct of Employees

9.1                                 You shall devote your full working time and ability to the business of the Company and its affiliated companies in accordance with the instructions you receive from the Company and consistent with the duties and responsibilities assigned to you from time to time.

9.2                                 You agree that you will not, during the term of this Agreement, become associated directly or indirectly with any business whose activities may be competitive with those of the Company, its employees, or its affiliated companies.

9.3                                 You shall periodically submit or provide written reports of your business activities to the Company or such superior(s) as the Company may designate from time to time.

9.4                                 Publications or speeches by you which concern the activities or interests of the Company must be cleared in advance by your supervisor unless they are for the purposes of sales promotion for the Company or are otherwise within the scope of your usual job functions.

9.5                                 At your request, the Company has agreed that you may serve as a member of the Board of Directors of Schweiter Technologies AG, a Swiss company engaged in the textiles, semiconductor back end and opthalmics industries, provided that (a) Schweiter does not compete (now or in the future) with any of the Company’s business activities; (b) your board service to Schweiter does not interfere with your responsibilities to the Company and takes no more than 10 working days per year; and (c) both you and the Company will monitor the situation and confirm that (a) and (b) continue to be true and that, if at any time one or more of these conditions fails to be satisfied, you will notify the Company and resign from the board position with Schweiter.  As a reminder, your confidentiality obligations to the Company apply to all of your activities with Schweiter.

9.6                                 You agree to abide by all the Company’s policies and procedures as in effect from time to time and which shall form part of this Agreement, and to comply with all work rules and instructions communicated to you by the Company from time to time.

10.       Duration of Employment Agreement

10.1                           During the first 24 months of employment, the Company shall be entitled to terminate your employment upon 12 months prior written notice.  Thereafter, the normal notice period will apply, which in your case would be nine (9) months.  In lieu of notice, the Company may pay your base salary and other non-contingent monetary benefits which otherwise would have been payable during this notice period.

10.2                           Once notice of termination of this Agreement is provided, the Company may, in its discretion, request that you take any accrued but unused vacation.

10.3                           Notwithstanding Section 10.1, the Company shall be entitled to terminate your employment immediately upon written notice (but without prejudice to the rights and remedies of the Company for any breach of this Agreement and to your continuing obligations under this Agreement) if you are guilty of dishonesty or serious or persistent misconduct or neglect or refusal to attend to your duties or fail to perform any of your obligations hereunder, or fail to observe the Company’s disciplinary rules or any other regulations of the Company from time to time in force.  In such case, no severance, continuation of salary or other benefits shall be payable to you.

10.4                           Notwithstanding Section 10.1, the Company shall be entitled to terminate your employment upon 10 days written notice to you if you are incapacitated by illness or otherwise unable to perform your duties hereunder for more than 120 days in any period of twelve (12) consecutive calendar months.  In such case, you shall receive salary continuation payments equal to nine (9) months base salary, provided that you sign a general release of claims in a form acceptable to the Company.

10.5                           Upon the service of any notice of termination of this Agreement by you for any reason or by the Company, any bonuses or annual leave which may have accumulated or which you may be entitled to shall be forfeited.

10.6                           Upon termination of employment for any reason, or at any other time requested by the Company, you shall promptly return all Company property to the Company.

10.7                           You agree to give the Company six (6) months written notice prior to your decision to leave the Company.

11.       Confidentiality, Non-Competition, Inventions and Work Product

11.1                           You shall not, during the continuance of your employment or after its termination for a period of five (5) years:  (a) disclose, divulge, impart or reveal to any person or company any of the trade secrets of the Company or its affiliates, any information regarding the confidential operations, processes, dealings of the Company or its affiliates or any confidential, non-public information concerning the organization, business, finance, transactions or affairs of the Company or of any of its affiliated companies (all of the above hereinafter collectively referred to as “Confidential Information”); (b) use such trade secrets for any purpose other than performing your job duties under this Agreement; or (c) use or attempt to use any such Confidential Information in any manner which may injure or cause loss either directly or indirectly to the Company or its business.

11.2                           You agree that you shall not, directly or indirectly, at any time during the one (1) year period commencing upon termination of your employment with the Company, for any reason, either on your own account or for any other person or entity, solicit, interfere with or endeavor to entice away from the Company or any of its related companies, any person who to your knowledge is, or has at any time in the one year (1) period immediately prior to the termination of your employment, been a client, customer or employee of, or in the habit of dealing with the Company or any of its related companies.

11.3                           You agree that you shall not, directly or indirectly, at any time during the one (1) year period commencing upon your termination of employment with the Company for any reason, render or engage in any Competing Service (as defined below), either on your own account or for any other reason or entity, in Singapore, where you provided services on behalf of the Company during the last two (2) years of employment with the Company or any of its affiliates.  The term “Competing Service” is defined as any involvement with the type of products, processes or services with which you, during the last two (2) years of your employment with the Company or any of its affiliates, (a) worked or (b) about which you acquired or had access to Confidential Information.

11.4                           You agree to promptly disclose to Company any inventions, original works of authorship, development, concepts, improvements or trade secrets, whether or not patentable or subject to copyright or similar laws, which you make during the period of your employment with the Company and which relate to the scope of your employment.  You agree to assign all right, title and interest in such intellectual properties to the Company, and will cooperate fully with respect to any filings or registrations the Company wishes to make to protect those properties.

12.       Pre-Conditions to Employment with the Company

This Agreement, and hence your employment with the Company, is contingent upon favourable reference checks and your present or previous employers releasing you from any advance notice of resignation as well as any restrictive and non-competition covenants which may affect or restrict the scope and obligations of your employment with the Company as determined by the Company.

This Agreement is also contingent upon favorable background and reference checks including approved technology clearance for Veeco products and the compliance with U.S. Export Administration Regulations (EAR).  Until that technology clearance is received, you will only have exposure to unrestricted products, technology and facilities during your initial employment.

13.          Other

If one of the provisions of this Employment Agreement is held to be invalid, the other provisions shall remain valid and the invalid provision shall be replaced by such valid one which shall have the closest admissible economic effect.  The same shall be true in case of incompleteness.

This Employment Agreement is the entire agreement between you and the Company relating to your employment with the Company and replaces, supersedes and cancels all other oral or written understanding and agreements between you and the Company that may have existed prior to the date of this Agreement regarding your employment with the Company.

Failure to enforce any provisions of this Employment Agreement shall not constitute a waiver of such provision or affect either party’s right to require the future performance thereof.

This Employment Agreement shall be governed by and construed in accordance with the laws of Singapore, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than Singapore.

This Agreement may not be modified, altered or changed without the written consent of both parties.

Please confirm your acceptance of the above terms and conditions by signing this Agreement below and returning it to the Company no later than March 31, 2006.

Sincerely,

Veeco Asia Pte. Ltd

John Bulman	Robert Bradshaw
Executive Vice President	Senior Vice President
Worldwide Sales	Corporate Human Resources

Acceptance by Employee:

I, Benjamin Loh Gek Lim, hereby confirm my acceptance of all the above terms and conditions, and my commencement date

will be	.

Signature / Date